Unknown;

HOME EQUITY ASSET TRUST 2006-7

DERIVED INFORMATION [9/19/06]

[$1,069,750,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,080,750,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-7

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2006-7 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 9/01/06 cutoff date.  The final numbers will be found in the prospectus supplement.  Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary
Total Number of Loans: 1,446
Total Outstanding Loan Balance ($): 331,462,485
Total Expected Collateral Balance - Deal (8): 1,100,000,100
Total Expected Collateral Balance - Selection ($): 332,965,503 Average Loan Current Balance ($): 229,227
Weighted Average Original LTV (%) *: 78.9 Weighted Average Coupon (%): 8.47 Ann Weighted Average Coupon (%): 8.36 Fixed Weighted Average Coupon (%): 9.19
Weighted Average Margin (%): 5.81 Weighted Average FICO (Non-Zero): 644 Weighted Average Age (Months): 2 %First Liens: 96.4
% Second Liens: 3.6
%Arens: 86.5 % Fixed: 13.5
%Interest Only: 14.6
% of Loans with Mortgage Insurance: 0.0

	Total %		WA
Current Rate (%)	No of Scheduled Scheduled Loans Balance Balance	WAC %	OLTV* %	WA FICO
5.51 - 6.00	1 199,979 0.1	6.00	80.0	692
6.01 - 6.50	16 4,854,203 1.5	6.39	70.6	691
6.51 - 7.00	89 26,091,913 7.9	6.85	75.7	704
7.01 - 7.50	146 45,256,070 13.7	7.34	76.0	687
7.51 - 8.00	256 68,943,840 20.8	7.83	78.4	666
8.01 - 8.50	191 46,948,123 14.2	8.31	78.5	644
8.51 - 9.00	214 52,659,614 15.9	8.80	79.0	621
9.01 - 9.50	121 27,405,949 8.3	9.31	80.0	600
9.51 - 10.00	136 28,630,899 8.6	9.79	81.3	589
10.01 - 10.50	72 10,704,789 3.2	10.28	81.9	596
10.51 - 11.00	66 8,610,649 2.6	10.77	82.0	606
11.01 - 11.50	31 3,738,413 1.1	11.28	84.5	587
11.51 - 12.00	52 3,827,008 1.2	11.84	93.8	630
12.01 >=	55 3,591,035 1.1	12.49	98.0	645
Total:	1,446 331,462,485 100.0	8.47	78.9	644
Max: 14.45
Min: 6.00
Wgt Avg: 8.47

Home Equity Asset Trust 2006-7 Credit Suisse Securities (USA) LLC

	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
FICO
451 – 475	1	61,721	0.0	11.13	100.0	465
476 – 500	1	209,969	0.1	10.24	75.0	500
501 – 525	47	8,822,851	2.7	9.75	66.1	514
526 – 550	97	20,243,536	6.1	9.59	69.6	539
551 – 575	112	25,907,016	7.8	9.28	75.2	563
576 – 600	127	26,302,568	7.9	8.98	78.0	588
601 – 625	147	38,118,045	11.5	8.66	81.6	613
626 – 650	233	52,493,622	15.8	8.52	81.2	640
651 – 675	252	54,064,449	16.3	8.26	80.7	662
676 – 700	176	41,412,892	12.5	7.96	80.2	687
701 – 725	130	31,192,183	9.4	7.84	80.1	711
726 – 750	62	15,606,529	4.7	7.77	80.0	734
751 – 775	43	11,604,547	3.5	7.57	78.1	762
776 – 800	16	4,568,957	1.4	7.54	80.6	788
801 – 825	2	853,600	0.3	6.99	80.0	807
Total:	1,446	331,462,485	100.0	8.47	78.9	644
Max: 809
Min: 465 Wgt Avg: 644

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
<= 50,000	71	2,740,459	0.8	11.23	93.6	660
50,001 - 100,000	207	15,490,011	4.7	10.10	82.7	634
100,001 - 150,000	212	26,697,075	8.1	9.02	78.2	636
150,001 - 200,000	252	44,392,851	13.4	8.52	77.8	639
200,001 - 250,000	192	42,964,209	13.0	8.45	76.5	634
250,001 - 300,000	132	36,249,978	10.9	8.53	77.2	628
300,001 - 350,000	106	34,670,569	10.5	8.12	77.9	651
350,001 -400,000	89	33,325,704	10.1	8.33	78.7	642
400,001 -450,000	59	25,297,738	7.6	8.00	79.9	663
450,001 - 500,000	49	23,404,747	7.1	7.92	78.9	649
500,001 - 550,000	31	16,381,133	4.9	8.17	82.4	670
550,001 - 600,000	15	8,631,098	2.6	8.28	81.9	673
600,001 - 650,000	12	7,495,132	2.3	7.93	80.6	659
650,001 - 700,000	11	7,508,709	2.3	8.54	82.7	656
700,001 - 750,000	5	3,692,349	1.1	8.73	80.7	645
750,001 - 800,000	1	778,500	0.2	8.99	89.5	616
800,001 - 850,000	1	810,223	0.2	7.99	85.0	618
900,001 - 950,000	1	932,000	0.3	7.95	80.0	699
Total:	1,446	331,462,485	100.0	8.47	78.9	644
Max: 932,000.00
Min: 15,394.26
Avg: 229,227.17

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Original LTV %) *	Loans	Balance	Balance	%	%	FICO
<= 50.0	53	8,741,018	2.6	8.30	43.1	597
50.1 - 55.0	30	5,879,752	1.8	8.48	52.7	605
55.1 - 60.0	35	7,436,339	2.2	8.23	58.2	609
60.1 - 65.0	54	12,382,792	3.7	8.35	63.7	588
65.1 - 70.0	71	16,744,825	5.1	8.85	69.1	591
70.1 - 75.0	135	32,547,081	9.8	8.10	74.4	637
75.1 - 80.0	587	153,733,482	46.4	8.06	79.9	671
80.1 - 85.0	157	39,481,075	11.9	8.83	84.5	615
85.1 - 90.0	133	36,182,823	10.9	9.02	89.8	628
90.1 - 95.0	22	5,348,432	1.6	9.32	94.8	653
95.1 - 100.0	169	12,984,865	3.9	11.13	99.9	677
Total:	1,446	331,462,485	100.0	8.47	78.9	644
Max: 100.0
Min: 20.0 Wgt Avg: 78.9

Home Equity Asset Trust 2006-7 Credit Suisse Securities (USA) LLC

		Total			WA
Prepay Penalty in Years	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.00	392	83,779,585	25.3	9.08	80.2	630
0.50	5	937,687	0.3	8.47	79.7	705
1.00	108	30,586,725	9.2	8.29	76.4	665
2.00	492	115,233,339	34.8	8.43	79.0	633
3.00	415	95,016,343	28.7	8.06	78.8	664
5.00	34	5,908,807	1.8	8.13	72.4	646
Total:	1,446	331,462,485	100.0	8.47	78.9	644

		Total			WA
Documentation Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Stated Income I Stated Assets	1,446	331,462,485	100.0	8.47	78.9	644
Total:	1,446	331,462,485	100.0	8.47	78.9	644

		Total	%		WA
Occupancy Status	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Primary	1,360	316,186,138	95.4	8.43	78.9	645
Second Home	14	2,540,051	0.8	8.99	77.2	641
Investor	72	12,736,296	3.8	9.36	78.7	641
Total:	1,446	331,462,485	100.0	8.47	78.9	644

		Total			WA
State	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
California	361	116,000,313	35.0	8.03	78.4	657
Florida	257	49,654,835	15.0	8.59	77.9	636
Illinois	125	26,652,087	8.0	9.06	82.2	639
New York	74	24,146,309	7.3	8.39	75.6	644
Arizona	80	15,101,758	4.6	8.41	78.6	641
Maryland	43	10,189,329	3.1	9.23	76.7	607
New Jersey	36	9,833,042	3.0	8.68	78.6	634
Virginia	29	8,091,695	2.4	8.58	80.6	643
Washington	38	7,598,337	2.3	8.14	79.0	667
Nevada	40	6,786,726	2.0	8.50	80.0	652
Oregon	28	4,995,968	1.5	8.07	81.1	648
Massachusetts	20	4,350,878	1.3	8.67	80.7	655
Pennsylvania	26	4,183,608	1.3	9.58	81.9	606
Colorado	25	4,106,185	1.2	8.28	82.3	650
Georgia	28	4,066,709	1.2	9.32	80.2	626
Other	236	35,704,707	10.8	8.98	80.4	633
Total:	1,446	331,462,485	100.0	8.47	78.9	644

		Total			WA
Purpose	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Purchase	593	129,130,875	39.0	8.16	81.1	685
Refinance - Rate Term	75	14,691,970	4.4	8.95	78.5	616
Refinance - Cashout	778	187,639,640	56.6	8.64	77.4	619
Total:	1,446	331,462,485	100.0	8.47	78.9	644

Home Equity Asset Trust 2006-7 Credit Suisse Securities (USA) LLC

		Total	%		WA
Product	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Arm 2/28	526	125,816,290	38.0	8.55	78.9	638
Arm 2/28 - Balloon 40/30	322	91,163,235	27.5	8.36	79.3	631
Arm 2/28 - Balloon 45/30	26	7,931,782	2.4	7.43	77.8	694
Arm 2/28 - Dual 40/30	9	3,270,904	1.0	9.09	82.5	590
Arm 3/27	101	23,610,947	7.1	8.24	79.4	668
Arm 3/27 - Balloon 40/30	56	14,214,145	4.3	8.18	78.7	652
Arm 3/27 - Balloon 45/30	58	15,550,833	4.7	7.67	77.2	695
Arm 5/25	15	4,251,566	1.3	7.75	76.8	671
Arm 5/25 - Balloon 40/30	2	566,694	0.2	7.24	81.6	644
Arm 5/25 - Balloon 45/30	1	391,912	0.1	7.50	79.2	688
Fixed Balloon 30/15	163	11,615,946	3.5	11.48	98.4	677
Fixed Balloon 40/30	30	8,539,980	2.6	8.29	72.3	638
Fixed Balloon 45/30	1	94,176	0.0	7.13	75.0	676
Fixed Balloon 50/30	3	602,432	0.2	8.32	53.1	604
Fixed Rate	133	23,841,644	7.2	8.42	71.9	642
Total:	1,446	331,462,485	100.0	8.47	78.9	644

		Total			WA
Property Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Single Family Residence	1,043	234,773,100	70.8	8.43	78.6	642
PUD	175	40,553,498	12.2	8.49	80.6	649
2 Family	96	27,739,783	8.4	8.57	78.4	639
Condo	92	16,993,827	5.1	8.52	80.3	660
3-4 Family	40	11,402,277	3.4	8.91	78.7	669
Total:	1,446	331,462,485	100.0	8.47	78.9	644

		Total	%		WA
Margin (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.01 -4.00	41	10,970,312	3.8	7.26	77.5	695
4.01 -4.50	28	8,210,007	2.9	7.65	76.7	672
4.51 - 5.00	75	20,974,889	7.3	7.89	78.3	671
5.01 - 5.50	255	70,123,876	24.5	8.50	80.5	636
5.51 - 6.00	268	71,975,577	25.1	8.25	78.6	637
6.01 - 6.50	270	65,460,518	22.8	8.42	79.1	646
6.51 - 7.00	81	19,091,343	6.7	8.50	78.0	650
7.01 - 7.50	39	8,092,297	2.8	8.93	79.3	627
7.51 - 8.00	38	7,815,595	2.7	9.43	75.3	602
8.01 - 8.50	16	3,589,061	1.3	9.73	77.0	593
8.51 - 9.00	3	182,438	0.1	11.28	87.4	602
9.01 >=	2	282,394	0.1	10.23	90.0	742
Total:	1,116	286,768,307	100.0	8.36	78.9	644
Max: 9.38
Min: 2.25
Wgt Avg: 5.81

Home Equity Asset Trust 2006-7 Credit Suisse Securities (USA) LLC

		Total	%		WA
Months to Rate Reset	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
10 - 12	3	683,179	0.2	6.30	81.2	684
13 - 15	2	429,391	0.1	8.63	71.6	561
16 - 18	8	1,927,583	0.7	8.13	82.6	639
19 - 21	237	58,990,873	20.6	8.26	77.7	640
22 - 24	633	166,151,184	57.9	8.52	79.5	635
25 - 27	1	327,917	0.1	6.05	80.0	662
28 - 30	1	691,092	0.2	9.93	90.0	641
31 - 33	67	17,102,069	6.0	7.97	78.2	679
34 - 36	146	35,254,847	12.3	8.08	78.5	669
37>=	18	5,210,173	1.8	7.68	77.5	669
Total:	1,116	286,768,307	100.0	8.36	78.9	644
Max: 59 Min: 10 Wgt Avg: 25

		Total			WA
Maximum Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
9.51 - 11.50	4	1,172,964	0.4	6.37	76.1	669
11.51 - 12.00	4	1,166,866	0.4	6.72	75.2	649
12.01 - 12.50	13	4,126,177	1.4	6.99	65.7	662
12.51 - 13.00	76	23,632,427	8.2	7.22	79.1	688
13.01 - 13.50	125	37,764,305	13.2	7.47	78.2	684
13.51 - 14.00	179	50,224,992	17.5	8.07	79.3	654
14.01 - 14.50	147	37,262,562	13.0	8.36	78.6	637
14.51 - 15.00	225	56,704,228	19.8	8.49	79.8	640
15.01 - 15.50	116	27,520,622	9.6	8.83	80.0	635
15.51 - 16.00	103	24,518,535	8.5	9.33	79.1	607
16.01 - 16.50	54	11,173,418	3.9	9.88	79.1	584
16.51 - 17.00	39	7,443,107	2.6	10.01	79.9	576
17.01 - 17.50	15	1,907,253	0.7	10.55	82.3	580
17.51 - 18.00	11	1,774,130	0.6	11.05	71.6	523
18.01 >=	5	376,720	0.1	12.09	79.5	535
Total:	1,116	286,768,307	100.0	8.36	78.9	644
Max: 18.99
Min: 11.00
Wgt Avg: 14.44

		Total	%		WA
Minimum Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
<=4.50	6	2,104,925	0.7	7.64	79.9	677
5.51 - 6.00	3	829,463	0.3	7.35	74.6	625
6.01 - 6.50	12	3,830,799	1.3	6.38	76.0	686
6.51 - 7.00	74	22,551,084	7.9	6.96	78.2	704
7.01 - 7.50	123	38,684,377	13.5	7.35	76.5	690
7.51 - 8.00	230	62,467,227	21.8	7.83	79.0	667
8.01 - 8.50	175	43,303,138	15.1	8.31	78.7	644
8.51 - 9.00	187	48,440,136	16.9	8.81	79.3	618
9.01 - 9.50	106	24,334,968	8.5	9.32	81.2	604
9.51 - 10.00	114	25,562,992	8.9	9.79	82.0	587
10.01 - 10.50	44	7,335,332	2.6	10.31	79.6	572
10.51 - 11.00	23	4,722,507	1.6	10.78	75.3	558
11.01 - 11.50	8	1,465,766	0.5	11.30	74.8	542
11.51 >=	11	1,135,594	0.4	11.90	76.3	529
Total:	1,116	286,768,307	100.0	8.36	78.9	644
Max: 12.49
Min: 2.25
Wgt Avg: 8.31

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00 1.50 2.00 3.00 5.00 6.00	2 239 266 602 1 6	398,684 59,964,861 69,537,196 I54,679,721 82,920 2,104,925	0.1 20.9 24.2 53.9 0.0 0.7	9.32 8.28 8.90 8.15 8.96 7.64	84.3 77.9 79.2 79.2 80.0 79.9	575 657 609 654 653 677
Total:	1,116	286,768,307	100.0	8.36	78.9	644
Wgt Avg: 2.46

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FTCO
1.00	866	223,424,804	77.9	8.39	79.2	640
1.50	243	61,188,596	21.3	8.26	78.0	657
2.00	7	2,154,907	0.8	7.67	78.9	673
Total:	1,116	286,768,307	100.0	8.36	78.9	644
Wgt Avg: 1.11

Interest Only Period (Months)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0	1,292	282,957,646	85.4	8.60	78.9	637
60	151	47,516,258	14.3	7.73	79.2	690
120	3	988,581	0.3	7.42	80.0	694
Total:	1,446	331,462,485	100.0	8.47	78.9	644